Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Acquires Williams’ 50% Interest in Powder River Basin Joint Venture and Provides Updated 2019 Outlook

Transaction enables Crestwood to be one of the largest gas gathering and processing companies by volume in the high-growth Powder River Basin (“PRB”)

Generates immediate DCF per unit accretion; drives total company DCF per unit growth in excess of 20% through FY 2020

Allows Crestwood to preserve its financial strength and flexibility by remaining on-track to realize its target of 3.5x to 4.0x leverage ratio by 1H 2020

HOUSTON, TEXAS, April 10, 2019 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) announced today, in a separate joint press release with The Williams Companies, Inc. (NYSE: WMB)(“Williams”), that Crestwood Niobrara LLC (“Crestwood Niobrara”) acquired a 50% interest in Jackalope Gas Gathering Services, L.L.C. (“Jackalope”) from Williams for approximately $485 million. The acquisition of Williams’ interest is a continuation of Crestwood’s strategy to expand its operational footprint in its core growth basins. Consolidating the Jackalope assets positions Crestwood for long-term growth in the prolific Powder River Basin by supporting Chesapeake Energy’s (NYSE: CHK) and other producer customers’ long-term development plans. Crestwood funded the acquisition through a combination of borrowing under its revolving credit facility and the issuance of an additional $235 million of preferred equity to Crestwood Niobrara’s existing preferred equity investors, led by Global Infrastructure Partners. Crestwood expects the transaction to be leverage neutral to the Crestwood balance sheet and immediately accretive to distributable cash flow per unit in 2019, with growing accretion thereafter based upon Chesapeake’s current development activity. The transaction, which was not subject to regulatory approval, is closed with an effective date of April 9, 2019.

Transaction Highlights1

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Positions Crestwood to be leading G&P company in Powder River Basin: Crestwood immediately doubles its position in one of its core, high-growth assets, becoming one of the largest gas processing companies in the basin, with opportunity to expand commercial services to undedicated third-party operators

•	Strong cash flow growth at attractive valuation: Crestwood expects the Jackalope assets to contribute annual cash flow of $100 million in 2019 and growing to approximately $150 million by 2021

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Achieves strategic financial goals: The acquisition coupled with the committed financing plan improves Crestwood’s DCF per unit growth profile to greater than 20% through 2020 while maintaining financial flexibility and balance sheet strength with an expected leverage ratio of 3.5x to 4.0x by first half of 2020

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Committed financing at an attractive cost of capital: Issuance of additional preferred equity to existing Crestwood Niobrara investors to fund ~50% of purchase price allows Crestwood flexibility to continue executing its strategic plan without accessing public equity to fund growth capital in 2019 and 2020; $200 million accordion available from Crestwood Niobrara preferred investors for future growth projects in the Powder River Basin

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

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NEWS RELEASE

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Secures operatorship to drive cost reductions and commercial synergies: By aligning field operations, project management and commercial efforts under one common operator, Crestwood expects to significantly enhance the competitive position of its Powder River franchise. Additionally, Crestwood will retain all of the high-quality employees currently operating the assets and expects to reduce Crestwood Niobrara expenses by approximately $6 million to $8 million annually through assuming the role of operator.

Management Commentary

“Today’s announcement marks a key step in Crestwood’s long-term growth objectives to accretively build meaningful scale in a core franchise position, which offers substantial producer development growth potential while positioning Crestwood to be one of the largest G&P service providers in the highly prolific Powder River Basin,” said Robert G. Phillips, Chairman, President and Chief Executive Officer. “We would like to thank Williams for what has been a very strong partnership over the last several years and welcome all of the highly-talented employees that will join Crestwood as part of the transaction. Consistent with all of our assets that we operate around the country, we will reaffirm our commitment to safe and reliable operations while providing best-in-class customer service for the producers that we service in the basin.”

Mr. Phillips continued, “In the midstream business it is rare to find a high-quality acquisition within an existing asset footprint that offers immediate accretive returns, enhances our leverage profile and financial strength, and strengthens our midstream value chain service offerings to our customers, all at an attractive valuation. By already owning 50% of the Jackalope system, our teams have an in-depth understanding of the economics of the Powder River Basin, the development plans and corresponding capital requirements for our existing and prospective customers, and the long-term prospects for future growth on and around our Jackalope system, all of which uniquely positioned Crestwood to capitalize on this opportunity. Furthermore, today’s transaction is consistent with our ongoing strategy to expand our core growth assets through prudent investments in accretive, high return capital projects that meet our strict investment hurdles. Our goal is always aimed to generate long-term value for our investors and we are confident this transaction, through bolstering Crestwood’s position of generating peer group leading DCF per unit growth while building balance sheet strength, will do just that.”

Powder River Basin Update

The Jackalope assets are located in Converse County, Wyoming, and provide gathering, compression and processing services and include the Jackalope Gas Gathering System and the Bucking Horse Processing Plant. The system is supported by a 358,000 acreage dedication by Chesapeake and a 30,000 acreage dedication by Panther Energy. The Bucking Horse and Jackalope assets are currently undergoing extensive expansion projects to increase gathering and processing capacity to 345 MMcf/d. These expansion projects, including line looping and system compression, are expected to be substantially complete in the first quarter 2020.

Currently, the Jackalope system is averaging gathering volumes of 140.0 MMcf/d, an increase of 12%, compared to 125.5 MMcf/d in the fourth quarter 2018. Crestwood expects continued volume growth on the system as Chesapeake plans to operate five to six rigs in the basin targeting the highly prolific Turner formation. In the fourth quarter 2018, Chesapeake drilled its highest producing Turner formation well to date achieving a 24-hour initial production rate of approximately 3,100 barrels of oil equivalent per day. Chesapeake has announced plans to further delineate and test other production benches, such as the Niobrara and Parkman during 2019. Based on current rig activity and growing initial production volumes, Chesapeake expects to double system volumes in 2019.

NEWS RELEASE

Powder River Basin Minimum Revenue Guarantee and Revenue Recognition

The Bucking Horse gas processing plant and the Jackalope gas gathering systems are supported by a 20-year fixed fee gathering and processing agreement with Chesapeake that includes a minimum revenue guarantee provision that allows for a higher fixed fee until a certain cash flow threshold is obtained. Once the minimum revenue guarantee threshold is achieved the fixed rate will adjust to a lower fee. Under FASB’s ASC 606 revenue recognition guidance, Crestwood utilizes an average blended flat rate over the life of the contract to recognize revenue in its GAAP financial statements. As a result, the actual cash Crestwood receives from Jackalope will be substantially higher than what it will recognize in consolidated revenues and Adjusted EBITDA. For 2019, that variance between actual cash flows and recognized revenues is expected to be approximately $20 million. While Crestwood will not adjust for this difference in its reported Adjusted EBITDA, Crestwood will adjust its calculation of distributable cash flow available to common unitholders for this difference going forward as it provides a more accurate depiction of Crestwood’s available cash. In addition, when reporting its financial leverage ratio, Crestwood will make the same adjustment for actual cash flow from Jackalope instead of reported Adjusted EBITDA in accordance with the covenants in its credit agreement.

Revised 2019 Pro Forma Financial Guidance

Based upon the acquisition of the Powder River Basin joint venture, Crestwood’s revised 2019 guidance is provided below. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $125 to $155 million

•	Adjusted EBITDA of $500 million to $530 million, excluding $20 million of PRB cash received in excess of recognized revenues in Q2-Q4 2019

•	Contribution by operating segment is set forth below:

$US millions	FY 2019 Range
Operating Segment	Low		High
Gathering & Processing	$425	-	$445
Storage & Transportation	85	-	90
Marketing, Supply & Logistics	55	-	60
Less: Corporate G&A	(65)		(65)

Adjusted EBITDA*	$500	-	$530

Plus: PRB cash received in excess of recognized revenues	20		20

Less: Maintenance Capital	(20)		(25)
Less: Interest Expense	(130)		(135)
Less: Other	(5)		(5)

Distributable Cash Flow	$365		$395

Less: Distributions to Niobrara Preferred	(30)		(30)
Less: Distributions to Series A Preferred	(60)		(60)

Distributable Cash Flow Available to Common Unitholders	$275		$305

*

Note: Excludes approximately $20 million of Powder River Basin deferred revenue. PRB deferred revenue is calculated as the difference between the actual cash generated by the PRB assets’ minimum revenue commitment and revenue recognized under ASC 606.

NEWS RELEASE

•	Full-year 2019 coverage ratio increases to 1.5x to 1.7x

•	Full-year 2019 leverage ratio unchanged between 4.0x and 4.5x

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Growth project capital spending and joint venture contributions in the range of $425 million to $475 million; Growth capital increases driven by Williams’s portion of the Bucking Horse and Jackalope expansion capital

Evercore acted as financial adviser to Crestwood and Vinson & Elkins served as legal counsel to Crestwood. Crestwood posted an updated investor presentation to its website that contains additional information on today’s announcement.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP Revised Full Year 2019 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation to Net Income (in millions) (unaudited)
Expected 2019 Range Low - High
Net income	$125 - $155
Interest and debt expense, net	125 - 130
Depreciation, amortization and accretion	175 - 180
Unit-based compensation charges	25 - 30
Earnings from unconsolidated affiliates	(50) - (55)
Adjusted EBITDA from unconsolidated affiliates	90 - 95

Adjusted EBITDA	$500 - $530
Cash interest expense (a)	(130) - (135)
Maintenance capital expenditures (b)	(20) - (25)
PRB cash received in excess of recognized revenues (c)	20
Adjusted EBITDA from unconsolidated affiliates	(90) - (95)
Distributable cash flow from unconsolidated affiliates	85 - 90
Cash distributions to preferred unitholders (d)	(90)

Distributable cash flow attributable to CEQP (e)	$275 - $305

(a)	Cash interest expense less amortization of deferred financing costs.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Cash received from our customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(d)	Includes cash distributions to preferred unit holders and Crestwood Niobrara preferred unitholders.
(e)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.